Exhibit 10.1

PROMISSORY NOTE

$620,540.88	March 31, 2010

FOR VALUE RECEIVED, C2 Global Technologies Inc., a Florida corporation formerly known as I-Link Incorporated and Acceris Communications Inc. (the “Maker”) promises to pay to Counsel Corporation, an Ontario corporation, or its assigns (the “Payee”), in the lawful money of the United States of America (“Dollars” or “$”) the principal sum of Six Hundred Twenty Thousand Five Hundred Fortyand 88/l00ths Dollars ($620,540.88) funded from time to time by Payee to Maker, together with interest thereon as set forth herein, on or before the Maturity Date as provided below and in accordance with the provisions of that certain Loan Agreement dated as of January 26, 2004 between the Maker and Payee as the same may be amended, modified, extended or restated, the “Loan Agreement.”  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Loan Agreement.

1.
Interest.  The outstanding principal amount of this Promissory Note (the “Note”), together with unpaid interest, shall bear interest at the rate of ten percent (10%) per annum commencing on the date funded as to principal hereunder, namely,

•	commencing March 11, 2010 in respect of Twenty-Five Thousand and 00/l00ths Dollars ($25,000.00) funded on that date,

•	commencing March 15, 2010 in respect of Fifteen Thousand and 00/l00ths Dollars ($15,000.00) funded on that date,

•	commencing March 23, 2010 in respect of Five Hundred Fifty Thousand and 00/l00ths Dollars ($550,000.00) funded on that date,

•	commencing March 31, 2010 in respect of Thirty Thousand Five Hundred Forty and 88/l00ths Dollars ($30,540.88) funded on that date.

which interest shall accrue and be compounded quarterly and shall result in a corresponding increase in the principal amount of the Indebtedness.

2.           Time and Place of Payment. The Indebtedness shall be due and payable in full on demand (the “Maturity Date”); provided, further, however, that notwithstanding the above, the Maturity Date shall be accelerated to the date ten (10) calendar days following closing under or conclusion of an equity investment or investments in the Maker by a third party unrelated to Counsel Corp through the capital markets, whether pursuant to a registered offering or unregistered offering or other transaction (an “Equity Investment”); provided, further, however, that the Maturity Date shall be accelerated with respect only to the portion of the unpaid Indebtedness equal to the net amount received by the Maker from any such Equity Investment.

3.           The Indebtedness, including that portion of the Indebtedness represented by this Note, is secured pursuant to that Amended and Restated Stock Pledge Agreement between the Maker and Payee dated as of January 26, 2004, executed and delivered concurrent herewith as the same has been amended, modified, extended or restated, the “Stock Pledge Agreement.”

4.           Events of Default.   The occurrence of any of the following events or conditions shall constitute an event of default (each an “Event of Default”):

(a)         Maker shall fail to pay any of the Indebtedness pursuant to terms of this Note;
(b)         Maker shall fail to comply with any term, obligation, covenant, or condition contained in any agreement between Maker and Payee (each, an “Agreement”);
(c)         Any warranty or representation made to Payee by Maker under any Agreement proves to have been false when made or furnished;
(d)         If Maker voluntarily files a petition under the federal Bankruptcy Act, as such Act may from time to time be amended, or under any similar or successor federal statute relating to bankruptcy, insolvency, arrangements or reorganizations, or under any state bankruptcy or insolvency act, or files an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if Maker is adjudged a bankrupt, or if a trustee or receiver is appointed for Maker’s property, or if Maker makes an assignment for the benefit of its creditors, or if there is an attachment, receivership, execution or other judicial seizure, then Payee may, at Payee’s option, declare all of the Indebtedness to be immediately due and payable without prior notice to Maker, and Payee may invoke any remedies permitted by this Note.  Any attorneys’ fees and other expenses incurred by Payee in connection with Maker’s bankruptcy or any of the other events described in this Section 4 shall be additional Indebtedness of Maker secured by this Note.
(e)         There exists a material breach by Maker under (or a termination by any party of) a material contract of Maker (for purposes of this Section 4 a material contract shall mean any contract resulting in revenues of in excess of $10,000 per annum);
(f)          Maker is in default under any funded indebtedness, including but not limited to indebtedness evidenced by notes or capital leases, of Maker other than the amounts loaned pursuant to this Note; or
(g)         If Maker’s business undergoes a material adverse change in Payee’s reasonable opinion.

If an Event of Default specified in Section 4(d) hereof occurs and is continuing, the principal amount of the Indebtedness, together with all accrued and unpaid interest thereon, shall automatically become and be immediately due and payable, without any declaration or other act on the part of Payee.

5.           Acceleration. Upon an Event of Default, the Payee may give written notice to the Maker of the occurrence of such Event of Default and Maker shall have the shorter of (i) thirty (30) days or (ii) such remedy period as set forth in the applicable provisions of Section 4 within which to cure such Event of Default.  If the Event of Default is not cured within the applicable cure period, then, at the option of the Payee, Payee may declare the Maker in default (a “Default”) and all sums due hereunder shall become immediately due and payable.

Any written notification from Payee to Maker hereunder shall be deemed to be written notification of an Event of Default, or Default, or rescission of Acceleration (as provided below), respectively, only if such notification, communication or other election shall (a) be clearly and distinctly identified as such a Notice of Event of Default, Notice of Default, or Notice of Rescission of Acceleration, respectively, and (b) be given by certified mail, return receipt requested or overnight delivery requiring acknowledgement of receipt, and any communication between the parties not so designated and delivered shall not be construed or deemed to be effective notice under this Section 5.

6.           Waivers.  The Maker hereby waives presentment, demand for payment, notice of dishonor and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and hereby consents to any waivers or modifications that may be granted or consented to by the Payee of this Note.  No waiver by the Payee or any breach of any covenant of the Maker herein contained or any term or condition hereof shall be construed as a waiver of any subsequent breach of the same or of any other covenant, term or condition whatsoever.

7.           Enforcement.  In the event that any Payee of this Note shall institute any action for the enforcement or the collection of this Note, there shall be immediately due and payable, in addition to the unpaid balance of this Note, all late charges, and all costs and expenses of such action including reasonable attorney’s fees.  The Maker waives the right to interpose any setoff, counterclaim or defense of any nature or description whatsoever.

8.           Replacement of Note.  Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon reimbursement to the Maker of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note if mutilated, the Maker will make and deliver a new Note of like tenor in lieu of this Note.

9.           Amendments.  This Note may not be changed, modified, amended, or terminated except by a writing duly executed by the Maker and the Payee.

10.         Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

11.         Assignment.  This Note may not be assigned, in whole or in part, by operation of law or otherwise, by the Maker without the prior written consent of the Payee in its sole and absolute discretion, and any purported assignment without the express prior written consent of the Payee shall be void ab initio.  The Payee may assign any or all of its rights and interests hereunder to any party.  Subject to the foregoing, this Note shall be binding upon, and inure to the benefit of, the successors and assigns of the Payee and the Maker.

[See attached Signature Page]

Signature Page
to Promissory Note
dated as of March 31, 2010

IN WITNESS WHEREOF, the Maker has executed this Promissory Note by its duly authorized officer as of the 31st day of March, 2010.

C2 GLOBAL TECHNOLOGIES INC.

By:

Name:

Title: